                                                                    EXHIBIT 99.1



                IDEX CORPORATION REPORTS RECORD ORDERS AND SALES
      AND SIGNIFICANTLY INCREASED NET INCOME FOR THE FIRST QUARTER OF 2004


NORTHBROOK, IL, APRIL 22, 2004 - IDEX CORPORATION (NYSE: IEX) today announced its financial results for the three months ended March 31, 2004. Orders increased 15 percent, sales were up 10 percent, and net income rose 39 percent from the first quarter of 2003. Diluted earnings per share were 52 cents versus 39 cents in the year-ago period.

FIRST QUARTER 2004 HIGHLIGHTS
o  Orders increased 15 percent to a record $237.8 million; base business orders
   - excluding acquisitions and foreign currency translation - were up 7 percent.
o  Record sales of $214.6 million rose 10 percent.
o Gross margin improved 190 basis points to 39.9 percent of sales, while operating margins at 14.6 percent were 260 basis points higher.
o  Net income at $17.7 million increased 39 percent.
o  Diluted EPS at 52 cents was 13 cents ahead of the first quarter of 2003.
o  Cash flow from operating activities of $19.4 million increased 15 percent.
o  Debt-to-total capitalization was 25 percent.
o Free cash flow, after a $6.7 million annual pension contribution, increased 8 percent to $14.1 million.
o  The acquisition of Manfred Vetter was completed in January 2004.
o Operational excellence initiatives remain on track, fueling new product innovation to drive growth.
o The Board has declared a 3-for-2 stock split and approved a 29 percent increase in the company's quarterly cash dividend.

--------------------------------------------------------------------------------

"We are encouraged by our company's financial and operating performance during the first three months of 2004. Improving economic conditions and global demand enabled our business units to deliver historic high levels of orders and sales and a 39 percent increase in first quarter earnings. The quarter reflects our ninth consecutive quarter of year-over-year gross margin expansion, our seventh consecutive quarter of year-over-year earnings growth, and our sixth consecutive quarter of year-over-year growth in base business sales. Organic revenue growth in our pump and engineered products businesses more than offset the slight weakness we experienced during the quarter in dispensing equipment sales. Although we are off to a strong start in 2004, our visibility for the remainder of 2004 is limited due to the short cycle nature of our business. We continue to use all the tools at our disposal to drive growth, profitability and cash generation, positioning IDEX to deliver even stronger performance as the economy improves."

           Dennis K. Williams
                 Chairman, President and CEO

--------------------------------------------------------------------------------

FIRST QUARTER FINANCIAL HIGHLIGHTS
-----------------------------------
(In millions, except per share amounts and percentages)

                                                                       FOR THE QUARTER ENDED
                                              ------------------------------------------------------------------------
                                                                      March 31,                  December 31,
                                                  MARCH 31,    ------------------------- -----------------------------
                                                    2004          2003        Change        2003          Change
                                              ---------------- ------------ ------------ ------------ ----------------
Orders Written                                  $   237.8       $   206.1       15%      $   193.8          23%
Sales                                               214.6           195.5       10           198.0           8
Operating Income                                     31.3            23.4       34            28.0          12
Operating Margin                                     14.6%           12.0%     260 bp         14.1%         50 bp
Net Income                                      $    17.7       $    12.7       39%      $    16.2           9%
Diluted EPS                                           .52             .39       33             .48           8

Other Data
      --Income before Taxes                     $    27.9       $    19.7       42%      $    25.1          11%
      --Depreciation and Amortization                 7.6             7.9       (4)            6.6          16
      --Interest                                      3.4             3.7       (8)            3.4           -
      --EBITDA                                       38.9            31.3       24            35.1          11
      --Cash Flow from Operating Activities          19.4            16.9       15            21.4          (9)
      --Capital Expenditures                          5.3             3.8       41             6.7         (20)
      --Free Cash Flow                               14.1            13.1        8            14.7          (4)

ORDERS, SALES, NET INCOME AND EPS UP SEQUENTIALLY AND YEAR-OVER-YEAR
New orders in the quarter totaled $237.8 million, 15 percent higher than the same period in 2003 and up 23 percent from the 2003 fourth quarter. Excluding the impact of foreign currency translation and acquisitions, orders were 7 percent higher than the first quarter of 2003 and 19 percent higher than the fourth quarter of 2003. At March 31, 2004, the company had an unfilled order backlog of just over one month's sales.

Sales in the first quarter of 2004 of $214.6 million were up 10 percent from the prior-year period and up 8 percent sequentially. Compared with last year, base business shipments grew 3 percent, foreign currency translation provided a 5 percent improvement, and acquisitions accounted for a 2 percent increase. Base business sales grew 4 percent domestically and 2 percent internationally during the recent quarter. Sales to international customers from base businesses represented approximately 44 percent of total sales for both the 2004 and 2003 first quarters.

First quarter 2004 gross margins of 39.9 percent of sales were 190 basis points higher than last year's first quarter and 120 basis points higher than the fourth quarter of 2003. This improvement reflects volume leverage and savings realized from the company's Global Sourcing, Six Sigma, Kaizen and Lean Manufacturing initiatives. SG&A expenses as a percent of sales decreased to 25.3 percent from 26.0 percent in 2003. Total SG&A expense declined due to higher than normal legal, professional and other costs in the first quarter of 2003, offset by acquisitions, currency effects, and expenses related to higher volume in this year's first quarter. SG&A expenses as a percent of sales increased sequentially by 70 basis points. Total SG&A expense increased sequentially due to acquisitions, currency effects, and volume-related expenses. First quarter 2004 operating margins of 14.6 percent of sales were 260 basis points higher than the first quarter of 2003 and 50 basis points ahead of the fourth quarter of 2003.

Net income at $17.7 million increased 39 percent over the first quarter of 2003 and 9 percent sequentially. Diluted earnings per share of 52 cents improved 13 cents from the first quarter of 2003 and were up 4 cents from the fourth quarter of 2003.

SEGMENT RESULTS
Pump Product sales of $121.2 million rose 9 percent, reflecting 4 percent base business growth, a 2 percent favorable impact from currency translation, and a 3 percent increase due to acquisitions. Operating profit of $18.8 million represented a 140 basis point operating margin improvement compared with the first quarter of 2003.

Dispensing Equipment sales of $41.6 million rose 6 percent, reflecting a 10 percent increase due to currency translation, offset by a 4 percent reduction in base business related to weaker domestic demand. Operating profit of $7.9 million represented a 660 basis point operating margin improvement compared with a year ago. Approximately half the improvement in operating margin year over year was due to higher than normal expenses in the first quarter of 2003.

Sales of Other Engineered Products were $52.4 million, an increase of 14 percent, reflecting 6 percent base business growth, 6 percent favorable foreign currency translation, and a 2 percent improvement due to acquisitions. Base business sales in this segment increased due to strengthening global markets. Operating profit of $10.7 million represented a 480 basis point operating margin improvement compared to the year-ago quarter.

STRONG FINANCIAL POSITION AND FREE CASH FLOW
IDEX ended the first quarter with total assets of $1.02 billion and working capital of $108.0 million. Total debt increased $22.2 million during the quarter to $198.8 million. The increase reflects the acquisition of Manfred Vetter GmbH in January 2004, partially offset by free cash flow generation during the quarter. Free cash flow (cash flow from operating activities less capital expenditures) for the first three months of 2004 was $14.1 million versus $13.1 million in 2003. Free cash flow during the first quarter of 2004 was impacted by a $6.7 million annual pension plan contribution. At March 31, 2004, EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $38.9 million (18 percent of sales) and covered interest expense by more than 11 times. Debt-to-total capitalization at March 31, 2004 was 25 percent.

VETTER ACQUISITION
In January 2004, IDEX announced the acquisition of Manfred Vetter GmbH, a manufacturer of rescue and environmental protection equipment, and disaster control products. Based in Zulpich, Germany, with sales of approximately $15 million, Vetter is the world leader in the design and manufacture of pneumatic lifting and sealing bags for vehicle and air rescue, environmental protection, industrial maintenance, and disaster recovery and control.

PROGRESS CONTINUES ON CORPORATE INITIATIVES
"We continue to use our long-term initiatives to create top- and bottom-line growth," Williams said. "Our drive for rapid process improvement is increasing the gross margin. Gross margin of 39.9 percent improved 190 basis points versus the prior year and 120 basis points sequentially. Six Sigma, Kaizen and Lean Manufacturing, and Global Sourcing continue to contribute to our margin expansion. First quarter savings from Six Sigma, Kaizen and Lean totaled $2.6 million, while Global Sourcing savings were $2.9 million."

3-FOR-2 STOCK SPLIT AND DIVIDEND INCREASE
In a separate news release issued today, the company announced that its Board of Directors has declared a 3-for-2 split of its common stock and approved a 29 percent increase in the quarterly cash dividend. The stock split will be payable on May 28, 2004, to shareholders of record as of May 14, 2004. The dividend action represents an increase to $0.12 per share on a post-split basis and will be paid July 30, 2004, to shareholders of record as of July 15, 2004.

2004 RESULTS DEPEND ON PACE OF NEW ORDERS, SPEED OF RECOVERY
Looking ahead, Williams said, "Economic conditions in the first three months of 2004 certainly improved from the prior year and our performance in subsequent quarters will depend on the strength of the recovery. As a short-cycle business, our performance is reliant upon the current pace of incoming orders, and we have limited visibility on future business conditions. We believe IDEX is well positioned for earnings growth as the economy improves. This is based on our lower cost levels resulting from our restructuring actions; our operational excellence initiatives; and our use of strong cash flow to cut debt and interest expense. We continue to invest in new products, applications and global markets, while pursuing strategic acquisitions to help drive IDEX's longer term profitable growth."

CONFERENCE CALL TO BE BROADCAST OVER THE INTERNET
IDEX will broadcast its first quarter earnings conference call over the Internet on Thursday, April 22, at 1:30 p.m. CDT. Chairman, President and Chief Executive Officer Dennis Williams, and Vice President and Chief Financial Officer Dominic Romeo will discuss the company's recent financial performance and respond to questions from the financial analyst community.

IDEX invites interested investors to listen to the presentation, which will be carried live on its Web site at www.idexcorp.com. Access also is available at www.ccbn.com by selecting "Investment Portals," then "Company Boardroom," followed by entering the IDEX ticker symbol "IEX." Replays will be available on both sites through May 6. Those who wish to listen should go to either Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 800-216-4437 (or 402-220-3876 for international participants) and using the passcode "IDEX."

A NOTE ON EBITDA AND FREE CASH FLOW
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures. Management uses these non-GAAP financial measures as internal operating metrics. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX
IDEX Corporation is a manufacturer of proprietary pumps and metering products, dispensing equipment, and other engineered products with leading positions in niche markets. Its products are sold to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX."

       FOR FURTHER INFORMATION ON IDEX CORPORATION AND ITS BUSINESS UNITS,
               VISIT THE COMPANY'S WEB SITE AT WWW.IDEXCORP.COM.

IDEX CORPORATION
Add -5-

                                IDEX CORPORATION
                 Condensed Statements of Consolidated Operations
                     (in thousands except per share amounts)

                                                                   First Quarter Ended
                                                                       March 31, (a)
                                                                   2004             2003
-------------------------------------------------------------------------------------------
Net sales                                                        $ 214,600       $ 195,498
Cost of sales                                                      128,870         121,195
-------------------------------------------------------------------------------------------
Gross profit                                                        85,730          74,303
Selling, general and administrative expenses                        54,444          50,902
-------------------------------------------------------------------------------------------
Operating income                                                    31,286          23,401
Other income - net                                                      11              20
Interest expense                                                     3,436           3,739
-------------------------------------------------------------------------------------------
Income before income taxes                                          27,861          19,682
Provision for income taxes                                          10,169           6,987
-------------------------------------------------------------------------------------------
Net income                                                        $ 17,692        $ 12,695
===========================================================================================

Earnings per Common Share:

Basic earnings per common share                                     $ 0.54          $ 0.39

Diluted earnings per common share                                   $ 0.52          $ 0.39
===========================================================================================

Share Data:

Basic weighted average common shares outstanding                    32,983          32,291

Diluted weighted average common shares outstanding                  34,186          32,805
===========================================================================================

                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                                  March 31,    December 31,
                                                                    2004          2003
-------------------------------------------------------------------------------------------
Assets
  Current assets
    Cash and cash equivalents                                      $ 7,832         $ 8,552
    Receivables - net                                              113,216         101,859
    Inventories                                                    109,077         105,304
    Other current assets                                            10,464           8,781
-------------------------------------------------------------------------------------------
      Total current assets                                         240,589         224,496
  Property, plant and equipment - net                              150,127         147,095
  Goodwill - net                                                   592,556         559,008
  Intangible assets - net                                           19,470          19,401
  Other noncurrent assets                                           17,276          10,739
-------------------------------------------------------------------------------------------
      Total                                                    $ 1,020,018       $ 960,739
===========================================================================================

Liabilities and shareholders' equity
    Trade accounts payable                                        $ 67,233        $ 56,252
    Dividends payable                                                4,669           4,622
    Accrued expenses                                                60,667          54,807
-------------------------------------------------------------------------------------------
      Total current liabilities                                    132,569         115,681
  Long-term debt                                                   198,794         176,546
  Other noncurrent liabilities                                      77,532          76,410
-------------------------------------------------------------------------------------------
      Total liabilities                                            408,895         368,637
  Shareholders' equity                                             611,123         592,102
-------------------------------------------------------------------------------------------
      Total                                                    $ 1,020,018       $ 960,739
===========================================================================================

         See following page for notes to condensed financial statements.


                             -more

IDEX CORPORATION
Add -6-

                                IDEX CORPORATION
                Company and Business Group Financial Information
                             (dollars in thousands)

                                                                    First Quarter Ended
                                                                       March 31, (a)
                                                                 2004                2003
-----------------------------------------------------------------------------------------------
Pump Products
  Net sales                                                   $ 121,210           $ 111,004
  Operating income (b)                                           18,800              15,675
  Operating margin                                                 15.5 %              14.1 %
  Depreciation and amortization                                 $ 3,859             $ 4,432
  Capital expenditures                                            3,733               2,339

Dispensing Equipment
  Net sales                                                    $ 41,619            $ 39,282
  Operating income (b)                                            7,896               4,852
  Operating margin                                                 19.0 %              12.4 %
  Depreciation and amortization                                 $ 1,430             $ 1,574
  Capital expenditures                                              651                 414

Other Engineered Products
  Net sales                                                    $ 52,444            $ 46,004
  Operating income (b)                                           10,669               7,150
  Operating margin                                                 20.3 %              15.5 %
  Depreciation and amortization                                 $ 1,432             $ 1,300
  Capital expenditures                                              844               1,008

Company
  Net sales                                                   $ 214,600           $ 195,498
  Operating income                                               31,286              23,401
  Operating margin                                                 14.6 %              12.0 %
  Depreciation and amortization (c)                             $ 7,628             $ 7,911
  Capital expenditures                                            5,348               3,792


-----------------------------------------------------------------------------------------------
(a) Includes acquisition of Sponsler Co., Inc. (June 2003) and Classic
    Engineering, Inc. (September 2003) in the Pump Products Group and Manfred
    Vetter GmbH (January 2004) in the Other Engineered Products Group from the dates of acquisition.

(b) Group operating income excludes unallocated corporate operating expenses in both years.

(c) Excludes amortization of debt issuance expenses.